Exhibit 99.1

Evolent names Shawn Guertin as new independent nominee for election to its Board of Directors

•Former CFO of CVS Health, Aetna and Coventry Health Care brings deep experience driving growth and profitability.
•Mr. Guertin’s nomination represents continuation of Evolent’s board refreshment efforts.
WASHINGTON, April 22, 2025 /PRNewswire/ -- Evolent Health, Inc. (NYSE: EVH) (“Evolent”), a company focused on achieving better health outcomes for people with complex conditions, today announced that a new director nominee will stand for election to the Board of Directors at the annual meeting of stockholders scheduled to be held on June 5, 2025.
The Board has recommended Mr. Shawn Guertin for election. Mr. Guertin is an insurance and health care executive with nearly 40 years of actuarial, financial and management experience. Most recently, he served as Executive Vice President and Chief Financial Officer for CVS Health Corporation from May 2021 to October 2023.

Mr. Guertin’s nomination follows a search process by the Board’s Nominating and Governance Committee to refresh an independent director position.

“It is an honor to be nominated to the Board,” said Mr. Guertin. “I believe that Evolent offers a differentiated product for payers seeking to deliver top-quality clinical outcomes and health care value to members living with complex health conditions. I’m excited for the opportunity to help drive shareholder value.”

If elected, Mr. Guertin will be the sixth new independent director added to the Board in the past four years, reflecting the Board’s emphasis on ensuring its corporate governance aligns with best-in-class practices.

“Shawn brings an impressive track record of driving growth and profitability in the health care industry, and we are excited about the opportunity to have him join the Board,” said Evolent Board Chair Cheryl Scott.

Evolent Co-Founder and Chief Executive Officer Seth Blackley stated, "Shawn is a highly respected leader from some of America’s best-known health care brands. We look forward to benefiting from his guidance and his passion for our mission.”

Mr. Guertin would take the seat currently held by Diane Holder, who is not seeking re-election.
"I am incredibly grateful to Diane for her contributions to Evolent and the Board over the last 14 years. Diane has helped establish the company as a leader in value-based specialty care, and her legacy will always be linked to Evolent," said Mr. Blackley.

About Shawn Guertin

Shawn Guertin served as the Executive Vice President and Chief Financial Officer at CVS Health Corporation from May 2021 to October 2023 and remained with CVS Health through May 2024. From January 2014 to May 2019, Mr. Guertin served as the Executive Vice President, CFO and Chief Enterprise Risk Officer at Aetna, Inc. and as the Senior Vice President, CFO and Chief Enterprise Risk Officer from February 2013 to January 2014. Prior to that role, Mr. Guertin served as the Head of Business Segment Finance at Aetna from April 2011 to February 2013. Previously, Mr. Guertin held several leadership roles at Coventry Health Care, Inc. from January 1998 to December 2009, including CFO and Treasurer from January 2005 to December 2009. Mr. Guertin previously served on the boards of directors of DaVita, Inc. and TriNet Group, Inc. He received a B.A. in Mathematics from Boston University.

About Evolent Health

Evolent (NYSE: EVH) specializes in better health outcomes for people with complex conditions through proven solutions that make health care simpler and more affordable. Evolent serves a national base of leading payers and providers and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting https://ir.evolent.com.

Important Additional Information and Where to Find it

Evolent Health, Inc. (the “Company”) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2025 Annual Meeting of Stockholders (the “Proxy Statement” and such meeting the “Annual Meeting”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise are set forth in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders, filed with the SEC on April 26, 2024 (the “2024 Proxy Statement”) and the Company’s Current Report on Form 8-K, filed with the SEC on February 4, 2025. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the 2024 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Details concerning the nominees of the Company’s Board of Directors for election at the Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Evolent Health, Inc., Attention: Investor Relations, 1812 N. Moore Street, Suite 1705, Arlington, VA 22209, or from the Company’s website, www.evolent.com.

Evolent Contact
investorrelations@evolent.com